Exhibit (i)(6)

Law Offices
Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000

Direct Dial: (215) 564-8198
July 29, 2014
RBC Funds Trust
50 South Sixth Street
Suite 2350
Minneapolis, MN 55402

Re: Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

We have examined the Agreement and Declaration of Trust (the “Declaration”) and the By-Laws of RBC Funds Trust (the “Trust”), a series statutory trust organized under the Delaware Statutory Trust Act, all as amended to date, and the various pertinent corporate proceedings we deem material. We also have examined the Notification of Registration and the Registration Statements filed under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Trust is authorized by the Declaration to issue an unlimited number of shares of beneficial interest, all without par value, and the Trust’s Board of Trustees has established and designated a separate series of shares of the RBC Emerging Markets Equity Fund, RBC Emerging Markets Small Cap Equity Fund, RBC Short Duration Fixed Income Fund, and RBC Ultra-Short Fixed Income Fund series of the Trust (individually and collectively, the “Series”), and has allocated an unlimited number of shares to such Series. The Declaration also empowers the Board of Trustees to establish and designate additional series or classes and allocate shares to such series or classes.

The Trust has filed with the U.S. Securities and Exchange Commission a registration statement under the Securities Act, which registration statement is deemed to register an indefinite number of shares of the Series pursuant to the provisions of Section 24(f) of the Investment Company Act. You have also informed us that the shares of the Series will be sold pursuant to a procedure whereby prospectuses of the Trust are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Based upon the foregoing information and examination, so long as the Trust remains a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of a Series remains effective, the authorized shares of that Series, when issued for the consideration set by the Board of Trustees pursuant to the Declaration, will be legally issued, fully-paid, and non-assessable shares.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

/s/ Michael P. O’Hare
Michael P. O’Hare, a Partner